UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2015

SITO MOBILE, LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Town Square Place, Suite 204
Jersey City, NJ 07310
(Address of principal executive offices) (Zip Code)

(201) 275-0555
(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 20, 2015, SITO Mobile Ltd. (the “Company”) entered into an Asset Purchase Agreement (the “APA”) with Hipcricket, Inc. (“Hipcricket”) pursuant to which the Company will acquire (the “Sale”) substantially all of the assets of Hipcricket (the “Assets”).

Hipcricket has filed a voluntary petition under Chapter 11 in the United States Bankruptcy Court ("Court") for the District of Delaware along with a motion seeking authorization to approve bid procedures under Section 363 of the U.S. Bankruptcy Code (the “Bankruptcy Proceeding”). The Company will bid as the "stalking horse" bidder to acquire the Assets for aggregate consideration of approximately $4.5 million, plus certain additional consideration as approved or required by the Court less the DIP Obligations (as defined below).

The Sale is expected to be conducted under the provisions of the Bankruptcy Code and will be subject to receipt of a higher bid at auction. Subject to approval of the Court, SITO Mobile shall act as the “stalking horse” bidder for the Assets.

Additionally, the APA requires Hipcricket to pay a break-up fee to the Company equal to $225,000 upon the consummation of a sale of a material portion of Hipcricket’s assets to a third party. The APA also provides for reimbursement of $100,000 of expenses incurred by the Company in connection with the APA.

The closing of the purchase of the Seller’s Assets and the terms and conditions of the APA are subject to certain conditions, including approval of the Court.

Additionally, on January 23, 2015, the Company and Hipcricket entered into a debtor-in-possession note (the “DIP Note”) pursuant to which the Company agreed to loan Hipcricket $3,500,000 to support Hipcricket’s ongoing operations during the Bankruptcy Proceeding, $2,200,000 of which shall be transferred to Hipcricket immediately. Such DIP Note is subject to Court approval. The outstanding principal of the DIP Note shall accrue interest at a rate of 13% per annum. The interest and outstanding principal shall be due and payable on the earlier to occur of (i) the date the Sale is consummated; (ii) April 3, 2015; (iii) upon acceleration of the DIP Note pursuant to the terms of the APA; and (iv) the termination date (the “Maturity Date”). On the Maturity Date, the DIP Lender’s obligation to provide Loans shall terminate.

The foregoing descriptions of the APA and the DIP Note are not complete and are qualified in their entirety by reference to Exhibit 10.1 and Exhibit 10.2 respectively, annexed hereto. A copy of a related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement by and between SITO Mobile, Ltd. and Hipcricket, Inc. dated as of January 20, 2015.*

10.2	Debtor-in-Possession Note issued by SITO Mobile, Ltd. to Hipcricket, Inc., dated as of January 23, 2015.*

99.1	Press release dated January 21, 2015, issued by SITO Mobile, Ltd.

*The schedules and exhibits referenced in the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITO Mobile, Ltd.

Date: January 26, 2015	By:	/s/ Jerry Hug
	Name:	Jerry Hug
	Title:	Chief Executive Officer

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